Exhibit 99.1

AptarGroup Reports Record Quarterly Net Income and Earnings Per Share;
Expanding Congers, New York Facility to Include Elastomer Component Capacity

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 28, 2016--AptarGroup, Inc. (NYSE:ATR) today announced record quarterly net income and earnings per share. The Company also announced that it is expanding its Congers, New York facility to include elastomer component capacity for the U.S. injectables market.

Second Quarter 2016 Summary

  Reported sales increased 4% to $620 million
  Changes in foreign currency exchange rates had a negative impact of 2% on the sales growth
  Recently acquired Mega Airless contributed approximately $18 million or 3% of the sales growth and approximately $0.02 per share to reported earnings per share
  Reported earnings per share rose to a quarterly record of $0.91 compared to $0.90 reported in the prior year
  Excluding the effects of a change to the FIFO inventory valuation method ($0.08 per share), and adjusting to a comparable foreign currency environment ($0.01), prior year adjusted earnings per share were $0.81
  Operating margins were strong across each business segment
  Reported pre-tax earnings of $84 million were approximately 14% of net sales
  EBITDA of $133 million was approximately 22% of net sales

SECOND QUARTER RESULTS

For the quarter ended June 30, 2016, reported sales increased 4% to $620 million from $594 million a year ago. Excluding the negative impact from changes in currency exchange rates and the positive impact from acquisitions, core sales increased by approximately 3%.

Second Quarter Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Core Sales Growth	4%	3%	(1%)	3%
Acquisitions	5%	1%	--	3%
Currency Effects (1)	(2%)	--	(2%)	(2%)
Total Reported Sales Growth	7%	4%	(3%)	4%

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Stephen Hagge, President and CEO, said, “I’m pleased that we achieved record earnings that were substantially driven by strong operating margins across each segment. The recently acquired Mega Airless business also contributed to our reported results. Our consolidated reported pre-tax earnings margin was approximately 14%, and our consolidated EBITDA margin reached approximately 22% in the quarter.”

Hagge continued, “We continue to benefit from our diversified business model that serves eight different markets with a broad portfolio of dispensing and sealing solutions across many different geographies. This diversification consistently supports our overall growth even though we may face softness in one market or region. Our Beauty + Home segment posted core sales growth primarily due to increased demand from the beauty market. Our Pharma segment also grew core sales due to increased demand across each market. Core sales declined in our Food + Beverage segment due in part to decreased custom tooling sales and the negative effects of passing through lower resin costs to our customers. In addition, our Food + Beverage segment was negatively impacted by a decrease in demand from food and beverage customers in Asia.”

AptarGroup reported earnings per share rose 1% to $0.91 compared to $0.90 per share a year ago. Prior year second quarter earnings per share included a positive impact of approximately $0.08 (after-tax) related to a change in accounting for certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. Excluding the effect of the inventory valuation method change, and adjusting to achieve a comparable foreign exchange rate environment, comparable prior year second quarter earnings per share were $0.81. Taking into account these adjustments, current year earnings per share increased 12% over the prior year adjusted earnings per share.

YEAR-TO-DATE RESULTS

For the six months ended June 30, 2016, reported sales increased 2% to $1.20 billion from $1.18 billion a year ago. Excluding the negative impact from changes in currency exchange rates and the positive impact from acquisitions, core sales increased by approximately 2%.

Six Months Year to Date Segment Sales Analysis
(Change Over Prior Year)

	Beauty +	Pharma	Food +	Total
	Home		Beverage	AptarGroup
Core Sales Growth	1%	4%	3%	2%
Acquisitions	4%	1%	--	2%
Currency Effects (1)	(4%)	(2%)	(3%)	(2%)
Total Reported Sales Growth	1%	3%	0%	2%

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Hagge commented on the year-to-date results, “We continue to focus on our customers’ needs and end consumer behavior in order to offer the best dispensing and sealing solutions worldwide. Our ability to execute on this strategy has delivered core sales growth and strong margins across each of our business segments through the first half of this year. This achievement is despite some lingering softness in certain markets such as the U.S. personal care market, and recently reduced demand from the food and beverage markets in Asia that we saw toward the end of the second quarter.”

For the six months year to date, AptarGroup reported earnings per share decreased approximately 1% to $1.58 compared to $1.59 per share a year ago. Comparable adjusted earnings per share increased 9% to $1.63 compared to $1.50 for 2015. Adjustments to reported results necessary to arrive at comparable adjusted earnings per share are set forth in the accompanying tables.

EXPANDING CONGERS, NEW YORK FACILITY TO INCLUDE ELASTOMER COMPONENT CAPACITY

AptarGroup is investing in elastomer component capacity at its facility in Congers, New York. The investment is expected to total approximately $10 million and will provide an array of processing, finishing and product testing capabilities to better serve customers in the U.S. injectables market. It is expected that the new capacity will be installed by the end of 2016 and will be validated and ready for commercial supply during the first half of 2017.

OUTLOOK

Commenting on AptarGroup’s outlook, Hagge said, “Looking to the third quarter, while we expect continued weakness in the Asian beverage market, we are expecting growth in other markets and our level of project dialog with our customers across each segment remains high. We’re also very excited to be investing in our elastomer capacity for the U.S. market and look forward to that capacity being validated by customers in the first half of 2017.”

AptarGroup expects earnings per share for the third quarter, excluding any potential impacts of the timing of costs incurred and any related insurance reimbursements associated with the Aptar Annecy facility fire, to be in the range of $0.79 to $0.84 compared to $0.83 per share reported in the prior year. Assuming a comparable foreign currency exchange rate environment, comparable earnings per share for the prior year were approximately $0.81.

CASH DIVIDEND

As previously reported, the Board declared on July 13, 2016 a quarterly dividend of $0.30 per share, payable August 17, 2016 to shareholders of record as of July 27, 2016.

OPEN CONFERENCE CALL

There will be a conference call on Friday, July 29, 2016 at 8:00 a.m. Central Time to discuss AptarGroup’s second quarter results for 2016. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing and sealing solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including adjusted earnings per share, adjusted EBIT and adjusted EBITDA, which exclude the impact of transaction costs and purchase accounting adjustments that affected inventory values related to the recently closed Mega Airless acquisition, certain items included in the provision for income taxes (primarily a significant tax refund) that were recorded in the first quarter of 2016, and income from a change in the method of valuing inventory (from LIFO to FIFO) that was recorded in the second quarter of 2015. Comparable core sales and adjusted earnings per share also exclude the impact of foreign currency translation effects. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. AptarGroup’s management believes it is useful to present these non-GAAP financial measures because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect AptarGroup’s core operating performance. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results, but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to, the possible impact and consequences of the fire at the Company’s facility in Annecy, France, the ability to integrate the acquired Mega Airless business; economic conditions worldwide including potential deflationary conditions in regions we rely on for growth; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations, including changes in tax rates; direct or indirect consequences of acts of war or terrorism; work stoppages due to labor disputes; and competition, including technological advances. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Ks and Form 10-Qs. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net Sales	$619,999	$594,275	$1,202,337	$1,184,086
Cost of Sales (exclusive of depreciation and amortization shown below)	389,863	375,278	764,066	761,257
Selling, Research & Development and Administrative	96,131	89,312	199,146	185,499
Depreciation and Amortization	40,390	34,165	76,277	68,225
Operating Income	93,615	95,520	162,848	169,105
Other Income/(Expense):
Interest Expense	(9,203)	(9,195)	(17,794)	(16,498)
Interest Income	460	1,105	1,044	2,836
Equity in Results of Affiliates	(51)	(407)	(172)	(526)
Miscellaneous, net	(463)	(1,268)	(1,723)	(1,467)
Income before Income Taxes	84,358	85,755	144,203	153,450
Provision for Income Taxes	25,307	28,214	41,286	50,810
Net Income	$59,051	$57,541	$102,917	$102,640

Net (Income)/Loss Attributable to Noncontrolling Interests	(3)	(2)	(6)	70
Net Income Attributable to AptarGroup, Inc.	$59,048	$57,539	$102,911	$102,710
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.94	$0.92	$1.64	$1.64
Diluted	$0.91	$0.90	$1.58	$1.59

Average Numbers of Shares Outstanding:
Basic	63,053	62,697	62,888	62,496
Diluted	64,785	64,276	65,063	64,603

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
Consolidated Balance Sheets

	June 30, 2016	December 31, 2015
ASSETS

Cash and Equivalents	$361,664	$489,901
Short-term Investments	-	29,816
Total Cash and Equivalents, and Short-term Investments	361,664	519,717
Receivables, net	488,591	391,571
Inventories	325,724	294,912
Other Current Assets	89,264	88,794
Total Current Assets	1,265,243	1,294,994
Net Property, Plant and Equipment	816,438	765,383
Goodwill, net	421,745	310,240
Other Assets	143,496	66,428
Total Assets	$2,646,922	$2,437,045

LIABILITIES AND EQUITY

Short-Term Obligations	$118,952	$56,967
Accounts Payable and Accrued Liabilities	381,876	354,928
Total Current Liabilities	500,828	411,895
Long-Term Obligations	771,695	760,848
Deferred Liabilities	115,807	114,596
Total Liabilities	1,388,330	1,287,339

AptarGroup, Inc. Stockholders' Equity	1,258,298	1,149,411
Noncontrolling Interests in Subsidiaries	294	295
Total Equity	1,258,592	1,149,706

Total Liabilities and Equity	$2,646,922	$2,437,045

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
(In Thousands)

	Three Months Ended
	June 30, 2016

		Beauty +		Food +	Corporate
	Consolidated	Home	Pharma	Beverage	& Other	Net Interest
Net Sales	$619,999	340,321	191,034	88,644	-	-

Reported net income	$59,051
Reported income taxes	25,307
Reported income before income taxes	84,358	30,547	58,597	13,593	(9,636)	(8,743)
Adjustments:
None

Adjusted earnings before income taxes	84,358	30,547	58,597	13,593	(9,636)	(8,743)
Interest expense	9,203					9,203
Interest income	(460)					(460)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	93,101	30,547	58,597	13,593	(9,636)	(0)
Depreciation and amortization	40,390	22,239	10,360	6,072	1,719	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$133,491	$52,786	$68,957	$19,665	$(7,917)	$(0)

Segment income margins		9.0%	30.7%	15.3%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.5%	15.5%	36.1%	22.2%

	Three Months Ended
	June 30, 2015

		Beauty +		Food +	Corporate
	Consolidated	Home	Pharma	Beverage	& Other	Net Interest
Net Sales	$594,275	319,124	183,300	91,851	-	-

Reported net income	$57,541
Reported income taxes	28,214
Reported income before income taxes	85,755	27,193	55,462	14,991	(3,801)	(8,090)
Adjustments:
Change in inventory valuation methods (from LIFO to FIFO)	(7,427)				(7,427)

Adjusted earnings before income taxes	78,328	27,193	55,462	14,991	(11,228)	(8,090)
Interest expense	9,195					9,195
Interest income	(1,105)					(1,105)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	86,418	27,193	55,462	14,991	(11,228)	-
Depreciation and amortization	34,165	18,790	8,856	5,121	1,398	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$120,583	$45,983	$64,318	$20,112	$(9,830)	$-

Segment income margins		8.5%	30.3%	16.3%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.3%	14.4%	35.1%	21.9%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
(In Thousands)

	Six Months Ended
	June 30, 2016

		Beauty +		Food +	Corporate
	Consolidated	Home	Pharma	Beverage	& Other	Net Interest
Net Sales	$1,202,337	654,657	374,169	173,511	-	-

Reported net income	$102,917
Reported income taxes	41,286
Reported income before income taxes	144,203	54,075	111,833	22,876	(27,831)	(16,750)
Adjustments:
Transaction costs related to the Mega Airless acquisition	5,640				5,640
Purchase accounting adjustments related to Mega Airless inventory	2,577	2,151	426
Adjusted earnings before income taxes	152,420	56,226	112,259	22,876	(22,191)	(16,750)
Interest expense	17,794					17,794
Interest income	(1,044)					(1,044)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	169,170	56,226	112,259	22,876	(22,191)	-
Depreciation and amortization	76,277	41,497	19,617	11,896	3,267	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$245,447	$97,723	$131,876	$34,772	$(18,924)	$-

Segment income margins		8.3%	29.9%	13.2%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.4%	14.9%	35.2%	20.0%

	Six Months Ended
	June 30, 2015

		Beauty +		Food +	Corporate
	Consolidated	Home	Pharma	Beverage	& Other	Net Interest
Net Sales	$1,184,086	648,539	361,969	173,578	-	-

Reported net income	$102,640
Reported income taxes	50,810
Reported income before income taxes	153,450	50,569	107,463	24,041	(14,961)	(13,662)
Adjustments:
Change in inventory valuation methods (from LIFO to FIFO)	(7,427)				(7,427)

Adjusted earnings before income taxes	146,023	50,569	107,463	24,041	(22,388)	(13,662)
Interest expense	16,498					16,498
Interest income	(2,836)					(2,836)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	159,685	50,569	107,463	24,041	(22,388)	-
Depreciation and amortization	68,225	37,818	17,629	10,252	2,526	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$227,910	$88,387	$125,092	$34,293	$(19,862)	$-

Segment income margins		7.8%	29.7%	13.9%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.2%	13.6%	34.6%	19.8%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
($ in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Income before Income Taxes	$84,358	$85,755	$144,203	$153,450

Adjustments:
Transaction costs related to the Mega Airless acquisition			5,640
Purchase accounting adjustments related to Mega Airless inventory			2,577
Change in inventory valuation methods (from LIFO to FIFO)		(7,427)		(7,427)
Foreign currency effects (1)		(777)		(1,548)
Adjusted Income before Income Taxes	$84,358	$77,551	$152,420	$144,475

Provision for Income Taxes	$25,307	$28,214	$41,286	$50,810

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)			2,923
Transaction costs related to the Mega Airless acquisition			1,483
Purchase accounting adjustments related to Mega Airless inventory			859
Change in inventory valuation methods (from LIFO to FIFO)		(2,599)		(2,599)
Foreign currency effects (1)		(243)		(524)
Adjusted Provision for Income Taxes	$25,307	$25,372	$46,551	$47,687

Net (Income)/Loss Attributable to Noncontrolling Interests	$(3)	$(2)	$(6)	$70

Net Income Attributable to AptarGroup, Inc.	$59,048	$57,539	$102,911	$102,710

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)			(2,923)
Transaction costs related to the Mega Airless acquisition			4,157
Purchase accounting adjustments related to Mega Airless inventory			1,718
Change in inventory valuation methods (from LIFO to FIFO)		(4,828)		(4,828)
Foreign currency effects (1)		(534)		(1,024)
Adjusted Net Income Attributable to AptarGroup, Inc.	$59,048	$52,177	$105,863	$96,858

Average Number of Diluted Shares Outstanding	64,785	64,276	65,063	64,603

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.91	$0.90	$1.58	$1.59

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)			(0.04)
Transaction costs related to the Mega Airless acquisition			0.06
Purchase accounting adjustments related to Mega Airless inventory			0.03
Change in inventory valuation methods (from LIFO to FIFO)		(0.08)		(0.07)
Foreign currency effects (1)		(0.01)		(0.02)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.91	$0.81	$1.63	$1.50

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

(2) Items included in the Provision for Income Taxes primarily reflect the effect of a French income tax refund.

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
($ in thousands, except per share information)

	Three Months Ended
	September 30,
	Expected 2016	2015

Income before Income Taxes		$79,377

Adjustments:
Foreign currency effects (1)		(1,374)
Adjusted Income before Income Taxes		$78,003

Provision for Income Taxes		$26,115

Adjustments:
Foreign currency effects (1)		(452)
Adjusted Provision for Income Taxes		$25,663

Net (Income)/Loss Attributable to Noncontrolling Interests		$(15)

Net Income Attributable to AptarGroup, Inc.		$53,247

Adjustments:
Foreign currency effects (1)		(922)
Adjusted Net Income Attributable to AptarGroup, Inc.		$52,325

Average Number of Diluted Shares Outstanding		64,454

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.79 - $0.84	$0.83

Adjustments:
Foreign currency effects (1)		(0.02)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.79 - $0.84	$0.81

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of June 30, 2016.

(2) AptarGroup’s expected earnings per share range for the third quarter of 2016 excludes any potential effects of the timing of costs incurred and the related insurance reimbursements associated with the Aptar Annecy facility fire.

CONTACT:
Matthew DellaMaria
AptarGroup, Inc.
815-477-0424